FIRST AMENDMENT TO
SEPARATION AGREEMENT

This First Amendment to Separation Agreement (the “Amendment”) is entered into as of June 26, 2014, by and between Ruby Tuesday, Inc., a corporation organized and existing under the laws of the State of Georgia (the “Company”), and Michael O. Moore (the “Employee”).

W I T N E S S E T H

WHEREAS, the parties entered into that certain Separation Agreement dated as of April 30, 2012 (the “Separation Agreement”) for the purpose of providing for a specified period of employment by the Employee as an Executive Vice President and the Chief Financial Officer of the Company;

WHEREAS, the Company has identified a successor to the Employee to serve as the Chief Financial Officer of the Company and the Employee desires to accommodate the transition by accelerating his retirement plans; and

WHEREAS, the parties desire to amend the Separation Agreement to modify the terms of the employment relationship in recognition of the accommodations being made by the Employee and to revise the duties and responsibilities of the Employee.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree and acknowledge that the Separation Agreement is modified as follows:

1.           By deleting Paragraphs 1 and 2 in their entirety and by substituting therefor the following:

“1.           Employment Relationship; Duties   Subject to the limitations and exceptions set forth herein, the Employee agrees to remain employed by Company, and the Company agrees to continue to employ Employee, from June 25, 2014 (the “Amendment Date”) until the last day of the Employment Period (as defined below).  During such Employment Period, the Employee shall serve as an Executive Vice President and strategic advisor to the Chief Financial Officer of the Company and shall perform those duties as may be assigned to him from time to time by the Chief Financial Officer.  During the Employment Period, the Employee shall report to the Chief Financial Officer of the Company.  The Company agrees and acknowledges that, during the Employment Period, it may not decrease the Employee’s current annual base salary of $375.000.

The Employee shall devote substantially all of his business time and efforts to the performance of the foregoing services; provided, however, that nothing in this Amendment is intended to nor does prevent Employee from continuing to serve on various boards of directors for which he, as of the Amendment Date, has an existing relationship as a board director; provided further, however, that the Employee shall use accrued vacation to attend the meetings of such boards of directors when attendance at such meetings requires the Employee to be absent during regular business hours.

2.           Effective Date, Term and Termination.  The Amendment becomes effective on the Amendment Date and shall continue in effect through the close of business on August 4, 2014, unless both parties mutually agree in writing to an earlier or later date (the ‘Employment Period’).”

2.           By deleting all language in Paragraph 3 in its entirety (except for the definitions contained at the end of such Paragraph), and by substituting therefor the following:

“3.           Payments in Connection with Expiration of Employment Period.  In the event of Employee’s continued employment through and until the expiration of the Employment Period or a termination of employment prior to the expiration of the Employment Period due to the Employee’s death or Disability or involuntary termination by the Company without Cause (collectively, the “Termination Date”), the Company shall have the following obligations to Employee:

(a)           payment for any unused vacation accrued during the Employment Period by the Employee for the Company’s 2015 fiscal year;

(b)           payment of any discretionary annual bonus amount awarded to the Employee by the Company for the 2014 fiscal year, without regard to the generally imposed requirement that a bonus recipient be employed on the bonus payment date to receive such bonus;

(c)           payment of an amount equal to eight (8) months of the Employee’s annual base salary as in effect on the last day of the Employment Period; and

(d)           payment of monthly amounts equal to the value of the employer subsidy provided to active employees for the level of health care coverage elected by the Employee upon exercise of his health care coverage continuation rights (the ‘COBRA Coverage’) under the Company’s group health plan.

Further notwithstanding the foregoing, if the Employee resigns voluntarily prior to the expiration of the Employment Period or is involuntarily terminated with Cause, the Company will have no obligation to pay to the Employee any of the amounts described in this Paragraph 3.

The amounts described in Subparagraphs (a) and (c) above will be paid in a single lump sum within thirty (30) days following Employee’s Termination Date.  Any amount payable pursuant to Subparagraph (b) shall be paid in the form and at the time as 2014 fiscal year annual bonuses are paid.  The monthly amounts payable pursuant to Subparagraph (d) shall commence with the first calendar month for which the cost of COBRA Coverage is due and shall continue through and until the earlier of April of 2015 or the calendar month in which COBRA Coverage expires.  All amounts payable pursuant to this Paragraph are subject to reduction for tax and other legal withholdings.

Notwithstanding the foregoing, nothing in this Amendment is intended to nor does it affect the Employee’s rights to and the Company’s obligations with regard to outstanding awards previously granted to Employee pursuant to the terms of the Ruby Tuesday, Inc. 1996 Stock Incentive Plan, Ruby Tuesday, Inc. Stock Incentive Plan, and the Executive Stock Option Program (collectively, the “Plans”), including but not limited to Employee’s outstanding non-qualified option, restricted stock and cash-based incentive awards, which rights and obligations shall be governed in accordance with those Plans and the individual awards in favor of the Employee.

For purposes of this Agreement, the following terms shall have the following meanings:”

3.           By adding the following language to the end of the existing Paragraph 4, as follows:

“The present intention of the Company is to extend indemnification rights to the Employee embodied by its existing Articles and Bylaws and to continue its practice of advancing fees and expenses in connection with the class action suit styled Dennis Krystek v. Ruby Tuesday, Inc. et al., pending in the Middle District of Tennessee under the curt’s docket number 3:14-cv-01119.”

4.           By deleting Paragraph 7(c) in its entirety and by substituting therefor the following:

“7.           (c)           No Solicitation.  While the Employee is an employee of the Company or a subsidiary of the Company and for a period of thirty-six (36) months immediately following the termination of such employment, Employee shall not, for himself or on behalf of or for the benefit of any other person, corporation, or entity, seek to employ, solicit, or actively recruit any employee of the Company or a subsidiary for employment by a third party, with whom he worked during the twelve (12) months prior to his termination, nor will Employee induce or encourage any such employee to terminate his or her employment, nor will Employee knowingly provide the name of any such employee for the purpose of solicitation or recruitment by any third party.  The parties agree that in the event of such a breach, the Employee shall pay the Company, as liquidated damages and not as a penalty, an amount equal to the payment described in Paragraph 3(c) above.”

5.           By adding the following Paragraph 20 to the Separation Agreement:

20.           Non-Disparagement.

(a)           By the Employee.  The Employee agrees that, as part of the consideration for this Agreement, and for a period of twelve (12) months from the Termination Date, he will not, directly or indirectly, in any capacity or manner, make, cause, encourage or assist to be made any statements, comments or remarks, whether oral, verbal, in writing, or electronically transmitted, which might reasonably be considered to be derogatory, or defamatory, or to malign, harm, defame, disparage or damage the reputation and good name of the Company; their respective executive officers, and the members of its Board of Directors; and the Company’s products and services; provided, however, that if the Employee is required by any applicable law, regulation, statute, subpoena, court order, or other compulsory process to disclose information related to his employment with the Company, such disclosure of truthful information shall not constitute a breach of this Agreement.

(b)           By the Company.  The Company agrees that, as part of the consideration for this Agreement, and for a period of twelve (12) months from the Termination Date, the members of the its Board of Directors and all executive officers of the Company (collectively, the “Persons to be Advised”) will not, directly or indirectly, in any capacity or manner, make, cause, encourage or assist to be made any statements, comments or remarks, whether oral, verbal, in writing or electronically transmitted, which might reasonably be considered to be derogatory, defamatory or critical of, or negative towards, or to malign, harm, defame or damage the reputation and good name of the Employee, nor will they authorize, condone, or encourage any such disparagement from others. The Company will advise the Persons to be Advised that a non-disparagement agreement is in effect, and will use reasonable efforts to enforce compliance with this agreement. The Company shall also direct the Persons to be Advised not to make, cause, encourage or assist to be made any statements, comments, or remarks, whether oral, verbal, in writing or electronically transmitted, which might reasonably be considered to be derogatory, or defamatory, or to malign, harm, defame or damage the reputation and good name of the Employee.  Notwithstanding the foregoing agreement, the parties hereto recognize and acknowledge that the Company will not be liable for unauthorized remarks by individuals employed by or otherwise associated with the Company, other than the Persons to be Advised and if the Persons to be Advised are required by any applicable law, regulation, statute, subpoena, court order, or other compulsory process to disclose information related to the Employee’s employment, such disclosure of truthful information shall not constitute a breach of this Agreement. Moreover, this Paragraph 20(b) shall not apply to any communications (i) between the Company and its independent public auditors; (ii) necessary to comply fully with all applicable requirements and policies of federal and state laws; (iii) necessary to cooperate fully with any investigation or request for information from any state or federal governmental agency, stock exchange, or regulatory organization; (iv) necessary in the course of preparing and filing appropriate tax returns or dealing with federal or state taxing authorities; or (v) made in connection with any judicial or administrative proceeding or arbitration with respect to which such communications are relevant.

6.           By adding the following Paragraph 21 to the Separation Agreement:

“21.           Legal Expenses.  The Company shall promptly reimburse the Employee upon presentation of a reasonably acceptable invoice for the legal expenses incurred by the Employee in connection with the preparation and review of this Agreement; provided , however, that such reimbursement amount shall in no event exceed the sum of $5,000.”

7.           Except as specifically amended hereby, the Separation Agreement shall remain in full force and effect as prior to this First Amendment.  To the extent a conflict exists between the terms of this Amendment and the Separation Agreement, the terms of this Amendment should and do control.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first above written.

RUBY TUESDAY, INC.
By: /s/ James J. Buettgen
Name: James J. Buettgen
Title: Chairman, President and Chief Executive
Officer

/s/ Michael O. Moore
Michael O. Moore